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Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854


           MEDICIS REPORTS THIRD QUARTER FISCAL 2004 FINANCIAL RESULTS

SCOTTSDALE, Arizona--April 29, 2004--Medicis (NYSE:MRX) today announced third quarter fiscal 2004 revenues of $81.8 million with "if-converted" net income of $21.5 million, or $0.33 per diluted share, compared to third quarter fiscal 2003 revenues of $62.6 million with net income of $15.8 million, or $0.28 per diluted share, absent a $5.5 million tax-effected special charge reported in third quarter fiscal 2003 associated with a research and development collaboration. Including the tax-effected special charge of $5.5 million, the Company reported Generally Accepted Accounting Principles ("GAAP") net income of $10.2 million, or $0.18 per diluted share for the third quarter of fiscal 2003. Third quarter fiscal 2004 diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP due to the outstanding 2.5% Convertible Senior Notes meeting the criteria for conversion, regardless of whether the bondholders actually convert their bonds into shares. Third quarter fiscal 2003 diluted per share amounts do not reflect the "if-converted" method, as the criteria for conversion had not been met.

Third quarter fiscal 2004 revenues increased approximately 31% primarily as a result of net overall growth in sales of the Company's core brands, including both U.S. and Canadian sales of RESTYLANE(R). At the end of the third quarter, the Company's core brands included DYNACIN(R), LOPROX(R), OMNICEF(R), ORAPRED(R), PLEXION(R), RESTYLANE(R) and TRIAZ(R). These core brands represented approximately 87% of total product sales. Prescription volume growth for the Company's core brands, excluding RESTYLANE(R), increased 12% in both new and total prescriptions. The Company's gross profit margin was 84% for the third quarter fiscal 2004.

For the nine months ended March 31, 2004, Medicis reported revenues of $215.8 million with "if-converted" net income of $48.7 million, or $0.76 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt reported in the first nine months of fiscal 2004 and absent a $1.6 million tax-effected special charge associated with a research and development collaboration reported in the first nine months of fiscal 2004. Including the tax-effected special charges of $37.5 million and $1.6 million in the nine months ended March 31, 2004, Medicis reported a GAAP net income of $7.1 million, or $0.12 per diluted share for the first nine months of fiscal 2004. Comparatively, in the first nine months of fiscal 2003, Medicis reported revenues of $180.8 million with net income of $46.4 million, or $0.82 per diluted share, absent an $8.9 million tax-effected special charge reported in the first nine months of fiscal 2003 associated with a research and development collaboration. Including the tax-effected special charge of $8.9 million, Medicis reported GAAP net income of $37.4 million, or $0.66 per diluted share for the first nine months of fiscal 2003. For the first nine months of fiscal 2004, diluted per share amounts (absent special charges) are calculated using the "if-converted" method of accounting in accordance with GAAP. For the nine months ended March 31, 2004, the dilutive shares relative to the convertible notes do not impact GAAP earnings per share, as they are anti-dilutive. For the first nine months of fiscal 2003, diluted per share amounts do not reflect the "if-converted" method, as the criteria for conversion had not been met.

For the first nine months of fiscal 2004, revenue increased approximately 19% primarily as a result of net overall growth in sales of the Company's core brands, including both U.S. and Canadian sales of

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

RESTYLANE(R). In the first nine months of fiscal 2004, the Company's core brands represented approximately 87% of total product sales. Prescription volume growth for the Company's core brands, excluding RESTYLANE(R), increased 18% in new prescriptions and 15% in total prescriptions. The Company's gross profit margin for the nine months ended March 31, 2004 was 84%.

Selling, general and administrative expenses in third quarter fiscal 2004 increased approximately 21% to $28.8 million, as the Company incurred incremental costs associated with the product launch and first U.S. commercial sales of RESTYLANE(R), which began on January 6, 2004. The Company has incurred incremental costs associated with the product launch, including the hiring of a dedicated aesthetics sales force, additional headquarters personnel to support sales force efforts, including product management, customer service and training personnel, expenses associated with public relations, physician training and continuing medical education, and other administrative expenses.

"We are pleased to announce a very solid quarter led by the U.S. launch of RESTYLANE(R)," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "RESTYLANE(R) quickly is becoming the preferred dermal filler among physicians and patients in the aesthetics marketplace. As a result of the strong launch of RESTYLANE(R), the Company continues to expand its sales growth rate, operating margins and net income margins. With the launch of innovative products such as RESTYLANE(R), Medicis intends to maintain leadership in the fields of dermatology and aesthetics medicine."

Medicis previously released updated fiscal 2004 revenue guidance of approximately $292 million and earnings per share guidance of $1.09. The Company is raising its previous fiscal 2004 revenue guidance by $8 million to approximately $300 million, and earnings per share guidance by $0.03 to $1.12, excluding special charges. Based upon information available currently to the Company, its guidance is as follows:


                                Fiscal Year 2004
                              ending June 30, 2004
                     (in millions, except per share amounts)

                              First Quarter       Second Quarter     Third Quarter       Fourth Quarter        Fiscal Year
                                (9/30/03)          (12/31/03)          (3/31/04)           (6/30/04)             2004
                                 Actual              Actual              Actual            Estimated           Estimated
                              ------------        ------------        ----------          ------------        ----------
Current revenue
  objectives                      $63                 $71                 $82                $84                 $300
Previous EPS guidance
  reflective of stock split*      $0.18               $0.24               $0.31              $0.35               $1.09
Current EPS objectives
  reflective of stock split*      $0.18               $0.25               $0.33              $0.36               $1.12

*Excluding  tax-effected loss on early  extinguishment of debt,  special charges
relating  to  research  and   development   collaborations   and  including  the
application of the "if-converted" method in accordance with GAAP

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K, its Form S-3 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company's research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been

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

completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, nor if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), LUSTRA(R) (hydroquinone), LUSTRA-AF(R) (hydroquinone) with sunscreen, ALUSTRA(R) (hydroquinone) with retinol, OMNICEF(R) (cefdinir), ORAPRED(R) (prednisolone sodium phosphate), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R) (sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2003. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. ORAPRED(R) is a registered trademark of Ascent Pediatrics, Inc., a wholly owned subsidiary of Medicis Pharmaceutical Corporation. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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

                                     Medicis
                        Summary Statements of Operations
                        --------------------------------
                      (in thousands, except per share data)
                                   (unaudited)

                                                          Three Months Ended                   Nine Months Ended
                                                              March 31,                            March 31,
                                                  -----------------------------------  -----------------------------------
                                                         2004              2003               2004               2003
                                                  -----------------------------------  -----------------------------------
Revenues                                               $ 81,839         $ 62,575          $ 215,767           $ 180,834
Cost of sales                                            13,118            9,114             34,537              27,579
                                                       --------         --------           --------            --------
    Gross profit                                         68,721           53,461            181,230             153,255
Operating expenses:
    Selling, general and administrative                  28,793           23,809             87,907              67,739
    Research and development                              3,084           11,189*            12,375**            21,352*
    Depreciation and amortization                         4,707            2,572             11,872               6,747
    Loss on early extinguishment of debt                   ----             ----             58,660                ----
                                                       --------         --------           --------            --------
           Total operating expenses                      36,584           37,570            170,814              95,838
Operating income                                         32,137           15,891             10,416              57,417
Interest income (expense), net                             (335)            (161)              (449)                129
Income tax expense                                      (11,131)          (5,506)            (2,832)            (20,141)
                                                       --------         --------           --------            --------
    Net income                                         $ 20,671         $ 10,224          $   7,135           $  37,405
                                                       ========         ========             ======           =========
Basic net income per common share                         $0.37            $0.19              $0.13               $0.69
                                                          =====            =====              =====               =====
Diluted net income per common share                       $0.33***         $0.18              $0.12***            $0.66
                                                          =====            =====              =====               =====
Shares used in basic net income per common share         56,042           54,168             55,198              54,388
Shares used in diluted net income per common share       65,839           56,237             58,569              56,272

Cash flow from operations                              $ 37,446         $ 26,846          $  77,428           $  68,632
------------------------------------------------------------------------------------------------------------------------------------
GAAP Net income                                        $ 20,671         $ 10,224          $   7,135           $  37,405
   Interest expense and associated bond offering
   costs (tax-effected)                                     836***          ----              2,508***             ----
   Special charge for R&D (tax-effected)                   ----            5,544              1,575               8,946
   Loss on early extinguishment of debt (tax-effected)     ----             ----             37,474                ----
                                                       --------         --------           --------            --------
"If-converted" net income prior to special charge and
  loss on early extinguishment of debt                 $ 21,507         $ 15,768          $  48,692           $  46,351
                                                       ========         ========          =========           =========
         Shares used in diluted net income per common
         share                                           65,839           56,237             64,392              56,272
         Diluted net income per common share              $0.33            $0.28              $0.82               $0.76
                                                          =====            =====              =====               =====
------------------------------------------------------------------------------------------------------------------------------------

*Reported R&D expenses include a special charge of $8.8 million ($5.5 million tax-effected) in the third quarter of fiscal 2003 and $14.2 million ($8.9 million tax-effected) in the first nine months of fiscal 2003 relating to a research & development collaboration
**Reported R&D expenses include a special charge of $2.4 million ($1.6 million tax-effected) in the first nine months of fiscal 2004 relating to a research & development collaboration
***To calculate diluted earnings per share, tax-effected net interest on the 2.5% contingent convertible notes and associated bond offering costs of $836,000 is added back to GAAP net income for the three months ended March 31, 2004, and divided by shares used in diluted net income per common share. For the nine months ended March 31, 2004, the dilutive shares relative to the convertible notes do not impact earnings per share, as they are anti-dilutive.

                                 Balance Sheets
                                 --------------

                                                                       At March 31, 2004       At June 30, 2003
                                                                       -----------------       ----------------
                                                                          (unaudited)
Assets
  Cash, cash equivalents & short-term investments                           $588,746                $552,663
  Accounts receivable, net                                                    49,902                  51,661
  Inventory, net                                                              19,609                  14,005
  Other current assets                                                        39,488                  27,299
                                                                              ------                  ------
     Total current assets                                                    697,745                 645,628
  Property and equipment, net                                                  5,596                   3,094
  Intangible assets, net                                                     327,513                 278,269
  Other assets                                                                 7,825                   9,999
                                                                               -----                   -----
     Total assets                                                         $1,038,679                $936,990
                                                                          ==========                ========

Liabilities and stockholders' equity
  Current liabilities                                                       $ 69,520                $ 68,847
  Contingent convertible senior notes 2.5% due 2032                          169,157                 400,000
  Contingent convertible senior notes 1.5% due 2033                          283,910                     ---
  Deferred tax liability                                                         460                   7,022
  Stockholders' equity                                                       515,632                 461,121
                                                                   -         -------                 -------
     Total liabilities and stockholders' equity                           $1,038,679                $936,990
                                                                          ==========                ========

Working capital                                                             $628,225                $576,781
                                                                            ========                ========

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